Exhibits 5.2 and 23.2

[Letterhead of Richards, Layton & Finger, P.A.]
November 15, 2021
To The Persons Listed On
 Schedule A Attached Hereto
Re:            Toyota Auto Receivables 2021-D Owner Trust
Ladies and Gentlemen:
We have acted as special Delaware counsel to Toyota Auto Receivables 2021-D Owner Trust, a Delaware statutory trust (the “Trust”), in connection with the transactions contemplated by the Trust Agreement, dated as of July 17, 2020, and amended and restated by the Amended and Restated Trust Agreement, dated as of November 15, 2021 (as amended and restated, the “Trust Agreement”), between Wilmington Trust, National Association, a national banking association, as owner trustee (the “Owner Trustee”), and Toyota Auto Finance Receivables LLC, a Delaware limited liability company, as depositor (the “Depositor”).  This opinion is being delivered pursuant to your request.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth or incorporated by reference in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.
We have examined originals or copies of the following documents:
(a)	The Trust Agreement;
(b)	The Indenture;
(c)	The Administration Agreement;
(d)	The Sale and Servicing Agreement;
(e)	The Asset Representations Review Agreement (the documents listed in (b) through (e) are collectively referred to herein as the “Trust Documents”);
(f)	A form of the Certificate to be issued on the date hereof (the “Certificate”);
(g)	The Notes being issued on the date hereof (the “Notes”);

To The Persons Listed On
Schedule A Attached Hereto
November 15, 2021

(h)	A certificate of an officer of the Owner Trustee;
(i)
A certified copy of the certificate of trust of the Trust which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 17, 2020 (the “Certificate of Trust”); and

(j)	A certificate of good standing for the Trust, dated November 12, 2021, obtained from the Secretary of State.
We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein.  In particular, we have not reviewed any document (other than the foregoing documents) that is referred to in or incorporated by reference into any document reviewed by us.  We have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:
1.            The Trust has been duly formed and is validly existing and in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”), and has the power and authority under the Trust Agreement and the Act to execute, deliver and perform its obligations under the Trust Documents and to issue the Notes and the Certificate.
2.            The Trust Documents have been duly authorized, executed and delivered by the Trust.  The Trust has duly authorized, executed and delivered the Notes to the Indenture Trustee for authentication.
3.            The Trust Agreement is a legal, valid and binding obligation of the Depositor and the Owner Trustee, enforceable against the Depositor and the Owner Trustee, in accordance with its terms.
4.            Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of any of the transactions contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware, other than the filing of the Certificate of Trust and any financing statements with the Secretary of State.

To The Persons Listed On
Schedule A Attached Hereto
November 15, 2021

5.            Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of the transactions contemplated thereby, is in violation of the Trust Agreement or of any law, rule or regulation of the State of Delaware applicable to the Trust.
6.            Under Section 3805(b) of the Act, no creditor of any Certificateholder shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the property of the Trust except in accordance with the terms of the Trust Agreement.
7.            Under the Act, the Trust is a separate legal entity and the Trust rather than the Certificateholders will hold whatever title to the Trust property as may be conveyed to it from time to time pursuant to the Sale and Servicing Agreement, except to the extent that the Trust has taken action to dispose of or otherwise transfer or encumber any part of the Trust property.
8.            The Certificate has been duly authorized by the Trust and, when duly executed by the Trust and authenticated by the Owner Trustee and delivered to or upon the written order of the Depositor in accordance with the Trust Agreement, will be validly issued by the Trust and entitled to the benefits of the Trust Agreement.
9.            Under Section 3805(c) of the Act, except to the extent otherwise provided in the Trust Agreement, a Certificateholder (including the Depositor in its capacity as such) has no interest in specific Trust property.
10.            Under Sections 3808(a) and (b) of the Act, the Trust may not be terminated or revoked by any Certificateholder, and the dissolution, termination or bankruptcy of any Certificateholder shall not result in the termination or dissolution of the Trust, except to the extent otherwise provided in the Trust Agreement.
The foregoing opinions are subject to the following exceptions, qualifications and assumptions:
A.            The foregoing opinions are limited to the laws of the State of Delaware currently in effect.  We express no opinion with respect to (i) federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, (ii) state tax, insurance, securities or blue sky laws or (iii) laws relating to the particular nature of the Trust assets.
B.            We have assumed (i) except to the extent provided in paragraph 1 above, the valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 1 above, that each party has the power and authority to execute and deliver, and to perform its obligations

To The Persons Listed On
Schedule A Attached Hereto
November 15, 2021

under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except to the extent provided in paragraphs 2 and 8 above, that each party has duly authorized, executed and delivered the documents examined by us, (v) that each party has complied and will comply with all of the obligations and has satisfied and will satisfy all of the conditions on its part to be performed or satisfied pursuant to the documents examined by us, (vi) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (vii) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (viii) except to the extent provided in paragraphs 4 and 5 above, that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not require the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency applicable to it or any of its property or violate any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property and (ix) that the Trust derives no income from or connected with sources within the State of Delaware and has no assets, activities (other than having a Delaware trustee as required by the Act, and the filing of documents with the Secretary of State) or employees in the State of Delaware.
C.            The foregoing opinions regarding enforceability and the opinions in paragraphs 6, 7, 9 and 10 above are subject to (i) applicable bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws or proceedings relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) applicable public policy with respect to the enforceability of provisions relating to exculpation, indemnification or contribution and (iv) judicial imposition of an implied covenant of good faith and fair dealing.
D.            We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.
E.            We express no opinion as to the creation, attachment, perfection or priority of any mortgage or security interest or the nature or validity of title to any property.  In addition, in rendering the opinions set forth above, we have not considered and express no opinion with respect to the applicability or effect of the choice-of-law rules of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an

To The Persons Listed On
Schedule A Attached Hereto
November 15, 2021

Intermediary as in effect in the United States of America for matters governed by Article 2(1) of that Convention.

F.            Notwithstanding any provision in the Trust Agreement or any Trust Document to the contrary, we note that upon the occurrence of an event of dissolution of the Trust, the Trust cannot make any payments or distributions to the beneficial owners of the Trust until creditors' claims are either paid in full or reasonable provision for payment thereof has been made.
G.            With respect to the Trust Agreement, we express no opinion as to the validity or enforceability of provisions that purport to (i) restrict any right that a party may have to apply for a judicial dissolution of the Trust, (ii) impose transfer restrictions on the Certificateholders to the extent that a transfer occurs by operation of law or (iii) bind a Person that is not a party to the Trust Agreement.
H.            We have not participated in the preparation of any offering materials with respect to the Trust and assume no responsibility for their contents.
This opinion may be relied upon by you in connection with the matters set forth herein.  Without our prior written consent, this opinion may not be relied upon by or furnished to any other person or entity for any purpose; provided, however, copies of this opinion letter may be posted by Toyota Motor Credit Corporation or the Depositor to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (an “NRSRO”) that provides to Toyota Motor Credit Corporation the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this opinion letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this opinion letter, and each such NRSRO, by accessing a copy of this opinion letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this opinion letter to any other person.  We also hereby consent to the filing of this opinion as an exhibit to the Depositor’s current report on Form 8-K.  In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Richards, Layton & Finger, P.A.
TJH/MMK/nebg

SCHEDULE A
Toyota Auto Finance Receivables LLC
Toyota Motor Credit Corporation
Toyota Auto Receivables 2021-D Owner Trust
U.S. Bank National Association
Wilmington Trust, National Association
Fitch Ratings, Inc.
S&P Global Ratings
RBC Capital Markets, LLC
BMO Capital Markets Corp.
J.P. Morgan Securities LLC
TD Securities (USA) LLC
Academy Securities, Inc.
Loop Capital Markets LLC
R. Seelaus & Co., LLC